Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Results for the Second Quarter and Year-to-date 2008

SPOKANE, Wash. – July 30, 2008, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $23.5 million, or $0.44 per diluted share, for the second quarter of 2008, an increase compared to net income of $14.2 million, or $0.26 per diluted share, for the second quarter of 2007. For the six months ended June 30, 2008, Avista Corp.’s net income was $48.8 million, or $0.91 per diluted share, an increase compared to net income of $28.3 million, or $0.53 per diluted share, for the six months ended June 30, 2007. The primary reason for the increase in consolidated results on both a quarterly and year-to-date basis was increased earnings at Avista Utilities and the 2007 net loss from Avista Energy prior to the sale of the majority of the contracts and ongoing operations of the business on June 30, 2007.

“Our results for the first half of 2008 have positioned us well to meet our earnings targets for the year. Unusual weather patterns with colder than normal temperatures and a late spring runoff resulted in higher than expected resource costs. However, the cold weather increased retail natural gas loads, and we should recover a portion of the resource costs absorbed during the first half of the year primarily due to above normal hydroelectric generation for July,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

Results for the second quarter of 2008 and the six months ended June 30, 2008 (YTD), as compared to the respective periods of 2007:

($ in thousands, except per-share data)	Q2 2008	Q2 2007	YTD 2008	YTD 2007
Operating Revenues	$350,310	$304,005	$846,617	$763,192
Income from Operations	$56,490	$40,218	$115,551	$79,155
Net Income	$23,545	$14,183	$48,776	$28,277
Net Income (Loss) by Business Segment:
Avista Utilities	$22,026	$17,257	$45,340	$37,184
Advantage IQ	$1,579	$1,310	$3,345	$2,894
Other*	$(60)	$(4,384)	$91	$(11,801)

Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.41	$0.32	$0.85	$0.70
Advantage IQ	$0.03	$0.02	$0.06	$0.05
Other*	$—	$(0.08)	$—	$(0.22)
Total earnings per diluted share	$0.44	$0.26	$0.91	$0.53

*	Results for Q2 2007 include a net loss from Avista Energy of $3.9 million, or $0.07 per diluted share. Results for YTD 2007 include a net loss from Avista Energy of $11.6 million, or $0.22 per diluted share.

Second Quarter and Year-to-date 2008 Highlights

Avista Utilities: The increase in our utility net income for both the quarter and year-to-date periods was primarily due to an increase in gross margin (operating revenues less resource costs). The increase in gross margin was primarily due to the implementation of the general rate increase in Washington effective Jan. 1, 2008. The increase in utility net income on a year-to-date basis was also partially due to a decrease in interest expense. This was partially offset by an increase in other operating expenses.

Due to colder than normal weather and later than expected runoff, we absorbed $4.0 million of costs in the second quarter of 2008 and $7.4 million for the first half of 2008 under the Energy Recovery Mechanism (ERM) in Washington. In addition to lower than normal hydroelectric generation, fuel and purchased power costs were higher than expected to meet increased demand.

Partially offsetting the negative effect of the costs absorbed under the ERM were higher than expected retail natural gas loads due to colder than normal weather.

Primarily as a result of the costs absorbed under the ERM, our utility earnings were slightly lower than planned for the second quarter and first half of 2008. It is important to note that the amounts recognized under the ERM can vary significantly from quarter to quarter due to a variety of factors including the level of hydroelectric generation, as well as changes in purchased power and fuel costs.

As previously reported, we filed requests for increases in electric and natural gas general rates in Washington in March 2008 and in Idaho in April 2008. Any rate adjustments, if approved by the regulatory commissions, would most likely become effective in late 2008 or in 2009.

Advantage IQ: As previously reported, Advantage IQ acquired Cadence Network, Inc. (Cadence Network), a Cincinnati-based energy and expense management company, effective July 2, 2008. As consideration, the previous owners of Cadence Network received a 25 percent ownership interest in

Advantage IQ. While we anticipate an increase in annual revenues as a result of the acquisition, the transaction is expected to be slightly dilutive to Avista Corp.’s consolidated earnings in 2008 by one to two cents per share due to transaction costs and the decrease in Avista Corp.’s ownership of the subsidiary.

“Advantage IQ’s acquisition of Cadence Network is another step in our plans to grow Advantage IQ and bring increased value to our shareholders and its clients,” said Avista’s Morris.

Advantage IQ’s revenues for the first half of 2008 increased 11 percent as compared to the prior year and totaled $24.9 million. In the first half of 2008, Advantage IQ processed bills totaling $6.9 billion, an increase of 17 percent, as compared to the first half of 2007.

Net income from Advantage IQ for the second quarter and year-to-date 2008 increased as compared to the respective periods of the prior year primarily due to an increase in operating revenues as a result of customer growth. This was partially offset by a decrease in interest earnings on funds held for customers and increased operating expenses from expanding operations.

Other Businesses: Results from our other businesses improved as compared to the second quarter and year-to-date 2007 primarily due to the net loss at Avista Energy in the prior year. The remaining activities of Avista Energy are no longer a reportable business segment and are included in “Other” for segment reporting purposes.

Liquidity and Capital Resources: In April 2008, we issued $250 million of 5.95 percent First Mortgage Bonds due in 2018. The net proceeds from the issuance, together with other available funds, were used to fund debt maturities of $293.5 million (the majority being the $273 million of 9.75 percent Unsecured Senior Notes that matured on June 1, 2008).

We are planning to issue long-term debt during the second half of 2008 to fund other maturing debt, as well as to provide additional funding for capital expenditures and other corporate purposes.

Avista has a sales agency agreement to issue up to 2 million shares of common stock from time to time. We are planning to begin issuing common stock under this sales agency agreement during the second half of 2008.

In the second quarter of 2008, we completed the acquisition of a wind generation site. We expect to construct a 50 MW generation facility at a total estimated cost of over $125 million to be completed in 2011.

Utility capital expenditures were $90 million for the first half of 2008. We expect utility capital expenditures to be approximately $200 million for the full year of 2008 and over $200 million in each of 2009 and 2010. These estimates do not include any costs associated with the wind generation project.

Earnings Guidance and Outlook

We are confirming our guidance for 2008, with consolidated earnings expected to be in the range of $1.35 to $1.55 per diluted share. We expect Avista Utilities to contribute in the range of $1.20 to $1.40 per diluted share for 2008. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year. Our guidance for Advantage IQ continues to be a range of $0.10 to $0.12 per diluted share. We expect the other businesses to be between break-even and a loss of $0.03 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on July 30, 2008, at 10:30 a.m. EDT to discuss this news release. The call is available at (800) 798-2801, passcode: 25635502. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Wednesday, August 6, 2008. Call (888) 286-8010, passcode 30896634 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 351,000 electric and 310,000 natural gas customers in three Western states. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in economic conditions in our service territory and the United States in general, including inflation or deflation; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2008. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2008	2007	2008	2007
Operating revenues	$350,310	$304,005	$846,617	$763,192

Operating expenses:
Resource costs	188,610	153,906	512,756	461,619
Other operating expenses	67,020	72,363	132,584	138,540
Depreciation and amortization	22,967	22,468	45,418	44,833
Utility taxes other than income taxes	15,223	15,050	40,308	39,045

Total operating expenses	293,820	263,787	731,066	684,037

Income from operations	56,490	40,218	115,551	79,155

Other income (expense):
Interest expense, net of capitalized interest	(21,361)	(20,793)	(41,145)	(41,860)
Other income - net	1,721	3,547	2,764	7,258

Total other income (expense) - net	(19,640)	(17,246)	(38,381)	(34,602)

Income before income taxes	36,850	22,972	77,170	44,553
Income taxes	13,305	8,789	28,394	16,276

Net income	$23,545	$14,183	$48,776	$28,277

Weighted-average common shares outstanding (thousands), basic	53,301	52,775	53,160	52,736
Weighted-average common shares outstanding (thousands), diluted	53,704	53,313	53,543	53,324
Total earnings per common share, basic	$0.44	$0.27	$0.92	$0.54

Total earnings per common share, diluted	$0.44	$0.26	$0.91	$0.53

Dividends paid per common share	$0.165	$0.150	$0.330	$0.295

Issued July 30, 2008

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$5,384	$11,839
Accounts and notes receivable	149,379	105,440
Current utility energy commodity derivative assets	98,438	12,078
Funds held for customers	90,574	89,885
Other current assets	103,263	112,943
Total net utility property	2,398,913	2,351,342
Other property and investments	120,173	116,157
Regulatory assets for deferred income taxes	114,441	117,461
Regulatory assets for pensions and other postretirement benefits	48,737	51,006
Other regulatory assets	37,917	43,004
Non-current utility energy commodity derivative assets	117,322	55,313
Power and natural gas deferrals	74,320	85,885
Unamortized debt expense	32,383	32,542
Other deferred charges	8,625	4,902

Total Assets	$3,399,869	$3,189,797

Liabilities and Stockholders’ Equity
Accounts payable	$86,740	$117,546
Current portion of long-term debt	110,383	427,344
Short-term borrowings	48,500	—
Customer fund obligations	90,574	89,885
Deposits from counterparties	79,240	12,510
Current regulatory liability for utility derivatives	76,613	—
Other current liabilities	123,976	116,364
Long-term debt	778,328	521,489
Long-term debt to affiliated trusts	113,403	113,403
Regulatory liability for utility plant retirement costs	212,246	209,357
Pensions and other postretirement benefits	79,595	90,555
Deferred income taxes	444,557	440,918
Non-current regulatory liability for utility derivatives	115,060	53,414
Other non-current liabilities and deferred credits	74,833	83,046

Total Liabilities	2,434,048	2,275,831

Common stock - net (53,495,520 and 52,909,013 outstanding shares)	733,583	726,933
Retained earnings and accumulated other comprehensive loss	232,238	187,033

Total Stockholders’ Equity	965,821	913,966

Total Liabilities and Stockholders’ Equity	$3,399,869	$3,189,797

Issued July 30, 2008

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Second Quarter		Six Months Ended June 30,
	2008	2007	2008	2007
Avista Utilities
Retail electric revenues	$138,185	$126,612	$315,872	$278,472
Retail kWh sales (in millions)	2,026	1,999	4,523	4,376
Retail electric customers at end of period	350,635	344,928	350,635	344,928
Wholesale electric revenues	$38,219	$32,790	$68,895	$59,098
Wholesale kWh sales (in millions)	700	677	1,010	1,019
Sales of fuel	$409	$6	$14,987	$8,149
Other electric revenues	$3,859	$4,401	$7,155	$8,258
Retail natural gas revenues	$75,303	$63,564	$259,636	$241,137
Wholesale natural gas revenues	$67,433	$37,757	$126,294	$81,291
Transportation and other natural gas revenues	$3,237	$2,867	$6,078	$5,858
Total therms delivered (in thousands)	156,424	137,173	420,087	383,792
Retail natural gas customers at end of period	310,266	304,444	310,266	304,444
Income from operations (pre-tax)	$53,913	$45,938	$109,713	$96,092
Net income	$22,026	$17,257	$45,340	$37,184
Advantage IQ
Revenues	$12,401	$11,415	$24,921	$22,414
Income from operations (pre-tax)	$2,563	$2,185	$5,568	$4,761
Net income	$1,579	$1,310	$3,345	$2,894
Other
Revenues	$11,264	$24,593	$22,779	$58,515
Income (loss) from operations (pre-tax)	$14	$(7,905)	$270	$(21,698)
Net income (loss)	$(60)	$(4,384)	$91	$(11,801)

Issued July 30, 2008